Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

December 20, 2004

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bank’s SBA Preferred Lender Program Status expands to 3 more districts

Clinton, NJ — Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today, that the Small Business Administration has granted Preferred Lender status to Unity Bank in Connecticut, Maine, and Rhode Island. Unity Bank's Preferred Lender Program will now apply in the following areas: Connecticut, Rhode Island, Maine, New Jersey, New York, Philadelphia, and Delaware.

“This is wonderful news, and enables Unity to provide quicker processing and approval times and better service to our customers in these areas,” said Michael Downes, Chief Lending Officer. “We are pleased to assist many small businesses in starting and growing their enterprises.”

The SBA was founded in 1953 to stimulate economic growth by providing lenders with partial guarantees for small business loans, including loans for real estate, fixtures, machinery and equipment, working capital and many other business needs.

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $500 million in assets and $425 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.